November 2, 2018

U.S. Gold Corp.

1910 E. Idaho Street, Suite 102

Elko, NV 89801

Re: Registration Statement on Form S-3 (File No. 333-217860) (the “Registration Statement”)

Ladies and Gentlemen:

We have acted as counsel to U.S. Gold Corp., a Nevada corporation (the “Company”), with respect to certain legal matters in connection with the registration by the Company, under the U.S. Securities Act of 1933 (the “Securities Act”), of the offer and sale by the Company of shares (the “Shares”) of the Company’s common stock, $0.001 par value, having an aggregate offering price of up to $1,000,000, pursuant to an At the Market Offering Agreement, dated November 2, 2018 (the “ATM Agreement”), by and between the Company and H.C. Wainwright & Co., LLC.

We have examined such documents and have reviewed such questions of law as we have considered necessary or appropriate for the purposes of our opinions set forth below. In rendering our opinions set forth below, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures and the conformity to authentic originals of all documents submitted to us as copies. We have also assumed the legal capacity for all purposes relevant hereto of all natural persons. As to questions of fact material to our opinions, we have relied upon certificates or comparable documents of officers and other representatives of the Company and of public officials.

Based on the foregoing, we are of the opinion that the Shares, when issued, delivered and paid for in accordance with the terms of the ATM Agreement, as described in the Registration Statement, will be validly issued, fully paid and non-assessable.

Our opinions expressed above are limited to the Nevada General Corporation Law.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and to the reference to our firm under the heading “Legal Matters” in the Prospectus Supplement constituting part of the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

DORSEY & WHITNEY LLP

WAH/KGS